Exhibit 4.11

Power of Attorney

I, [Name], with identity card number of [ID Card No.], am a Chinese citizen, with domicile at [Address], and as of the date of signing this Power of Attorney hold [Percentage]% equity of Shanghai Duwen Education Technology Co., Ltd. (hereinafter referred to as the “Company”). In respect of the aforesaid equity, I hereby irrevocably authorize Beijing Lexuebang Network Technology Co., Ltd. (hereinafter referred to as “WFOE”) to exercise the following rights during the validity period of this Power of Attorney in compliance with the laws and regulations of China:

I exclusively authorize WFOE or the individual(s) designated by WFOE (the “Trustee”) on my behalf to exercise, including but not limited to, the following rights in accordance with the Trustee’s own purpose:

1) Convene shareholders’ meetings pursuant to the articles of association of the Company, and attend the shareholders’ meetings and sign the resolutions and minutes of the relevant shareholders’ meetings;

2) Exercise all my rights in the Company as a shareholder under the laws and the articles of association respectively at the shareholders’ meetings, including but not limited to voting rights, nomination rights and appointment rights;

3) Submit on my behalf any documents that are necessary to submit by shareholders of the Company to the relevant competent government authorities;

4) Exercise in accordance with the laws and the articles of association the rights of receiving dividends, selling or transferring or pledging or disposing of all or part of the equity I hold in the Company, the rights of distribution of the remaining assets after liquidation of the Company, and other rights of operation of the Company;

5) Constitute a liquidation team and exercise the power entitled to the liquidation team, including but not limited to management of the assets of the Company, during the liquidation period in compliance with the laws when the Company is liquidated or dissolved;

6) Inspect the resolutions of the shareholders’ meetings, the resolutions of the board of directors, records and financial accounting statements and reports of the Company in accordance with the laws; and

7) All other rights (including but not limited to all the rights under the laws and the articles of association) entitled to me as a shareholder of the Company.

Without any restriction on this authorization and within the scope of authorization, the Trustee shall have the right to sign and perform on my behalf as the contractual party the equity transfer contract stipulated in the Exclusive Call Option Agreement, and sign and perform as scheduled on my behalf as the contractual party the Equity Interest Pledge Agreement, Exclusive Call Option Agreement and Exclusive Management Services and Business Cooperation Agreement, and the supplemental agreements, appendices and/or amendments and restatement of the aforesaid agreements, as well as all the other agreements and documents to be signed by me as agreed in the aforesaid documents.

Within the validity period of this Power of Attorney and subject to the restrictions of the laws of China, I undertake to deliver free of charge to WFOE or its designated third party the received distribution of dividends, bonuses or any assets as soon as possible and no later than three (3) days from the date of receipt of such distribution of dividends, bonuses or any assets.

During the period when I am a shareholder of the Company, no matter how the equity proportion I hold in the Company is changed, this Power of Attorney shall be irrevocable and effective from the date of signing the Power of Attorney. If and only if WFOE issues me a written notice of replacing the Trustee, I shall immediately appoint the then other trustee designated by WFOE to exercise the entrusted rights under this Power of Attorney, and the new authorization shall, once made, supersede the original authorization without the requirement of my consent. In addition, I will not revoke the entrustment and authorization made to the Trustee. During the validity period of this Power of Attorney, I hereby give up all rights of exercising the power entitled to the Trustee through this Power of Attorney and no longer exercise such rights by myself. If I become a person without capacity for civil conduct or with limited capacity for civil conduct, any my successors, guardians or administrators shall continue to comply with the stipulation of this Power of Attorney upon inheriting or managing the shareholders’ rights entitled to me as a shareholder of the Company.

I accept and bear the corresponding responsibilities for any legal consequences arising from the exercise of the aforesaid entrusted rights by the Trustee. I hereby confirm that in no event shall the Trustee be liable for or make any financial compensation whatsoever in respect of the exercise of the aforesaid entrusted rights. And I agree to indemnify WFOE, and hold it harmless, for all the loss suffered or likely to be suffered as a result of the exercise of the entrusted rights by the designated Trustee, including but not limited to litigation, recovery, arbitration, claim by any third party or any loss caused by administrative investigation or punishment of the government authorities.

I will provide full assistance to the Trustee in exercising the aforesaid entrusted rights and will procure the Company to provide full assistance, including signing in time the legal documents of shareholders’ meetings or other relevant legal documents made by the Trustee if necessary (such as meeting the requirements of the government departments for examination, approval, registration and filing of the required submitted documents), as well as entitling the Trustee the rights to know about the operations, business, customers, finance, employees and other relevant information of the Company, and accessing to related information of the Company.

In case the authorization or exercise of the aforesaid entrusted rights could not be realized for any reasons (except my violation of the terms of this Power of Attorney) at any time during the validity period of this trust, all parties shall immediately seek alternatives that are the closest to the unrealized ones, and sign supplemental agreements to amend or adjust the terms of this Power of Attorney to ensure the continuous realization of the purposes of this Power of Attorney if necessary.

This Power of Attorney will be effective from the date of signature and shall, once signed, supersede any undertakings, memorandums, agreements or any other documents previously made in connection with matters of this Power of Attorney, and shall be continuously effective during the period when I hold the equity of the Company.

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(This page is the signature page of the Power of Attorney)

[Name]

Signature:	/s/ [Name]

Date: May 1, 2025

Schedule of Material Differences

One or more persons signed a power of attorney using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name	ID Card No.	Address	Percentage
1.	Guo Shuai	[***]	[***]	70.0
2.	Huang Ruonan	[***]	[***]	30.0